Exhibit 99.1

801 E. 86th Avenue Merrillville, IN 46410

February 19, 2013

FOR ADDITIONAL INFORMATION

Media	Investors
Mike Banas	Randy Hulen
Communications Manager	Managing Director, Investor Relations
(219) 647-5581	(219) 647-5688
mbanas@nisource.com	rghulen@nisource.com

NiSource Reports 2012 Earnings

•	Financial results in line with 2012 earnings guidance

•	Solid execution of infrastructure-focused capital investment plan

•	Enhanced $1.8 billion capital program outlined for 2013

•	2013 earnings outlook reflects ongoing infrastructure investment growth

MERRILLVILLE, Ind. - NiSource Inc. (NYSE: NI) today announced net operating earnings (non-GAAP) of $427.2 million, or $1.46 per share, for the twelve months ended December 31, 2012, compared to net operating earnings of $368.8 million, or $1.32 per share for 2011. NiSource's consolidated operating earnings (non-GAAP) for the twelve months ended December 31, 2012, were $1,071.4 million compared to $946.3 million in 2011.

On a GAAP basis, NiSource reported income from continuing operations for the twelve months ended December 31, 2012, of $410.6 million, or $1.41 per share, compared with $294.8 million, or $1.05 per share in 2011. Operating income was $1,042.7 million for 2012 versus $890.1 million in the year-ago period. Schedules 1 and 2 of this news release contain a reconciliation of net operating earnings and operating earnings to GAAP.

For the three months ended December 31, 2012, net operating earnings (non-GAAP) were $136.0 million, or $0.44 per share, compared with $89.2 million, or $0.32 per share, for the same period in 2011. On a GAAP basis, income from continuing operations for the three months ended December 31, 2012, was $132.0 million, or $0.42 per share, compared with $15.6 million, or $0.05 per share for the fourth quarter of 2011.

“For NiSource, 2012 was a year of continued disciplined execution across all facets of our established infrastructure-investment-driven business strategy,” NiSource President and Chief Executive Officer Robert C. Skaggs, Jr. said. “That strategy generated earnings growth in line with our guidance, and produced total shareholder returns that outperformed utility indices for the fourth consecutive year.”

“Consistent with the plans we shared at NiSource's Investor Day in September, we are pursuing an even more expansive collection of value-adding investment opportunities in 2013, as reflected by our record $1.8 billion capital program. We expect our enhanced infrastructure investment strategy to drive long-term net operating earnings growth (non-GAAP) of approximately 5 to 7 percent per year.”

Solid progress in 2012 sets stage for continued earnings growth

Skaggs highlighted key 2012 business accomplishments and ongoing initiatives to drive continued earnings growth for the company in 2013 and beyond, including:

•	Leveraging the company's strategic position in the evolving shale gas production areas to develop and execute on a number of growth investments.

•	Achieving a landmark agreement with customers to modernize the Columbia Gas Transmission (Columbia) pipeline network.

•
Generating value for customers and other key stakeholders by executing on a robust series of utility modernization and environmental investments, and continuing to develop a variety of new customer programs.

•
Outlining a long-term inventory of more than $25 billion in growth and infrastructure modernization investment opportunities across NiSource's three business units. These opportunities are expected to result in annual capital investments totaling $1.5 billion to $1.8 billion, generating earnings growth of approximately 5 to 7 percent per year, and annual common stock dividend growth of 3 to 5 percent.

•
Demonstrating ongoing financial and operational discipline, with key projects delivered on time and on budget. During the year, NiSource also executed on its approximately $340 million forward sale equity issuance and issued $750 million in debt at historically attractive rates. NiSource closed the year with about $974 million in net available liquidity.

•	Delivering total shareholder returns of 8.5 percent during 2012 - including a dividend increase of more than 4 percent.

•
Continuing to strengthen its senior management team, with the addition of veteran energy industry executives to lead NiSource's Northern Indiana Public Service Company (NIPSCO) and NiSource Gas Distribution (NGD) business units.

In addition, Skaggs noted that in early 2013, NiSource completed the sale of its non-core retail services business to AGL Resources. The proceeds of the transaction will be used to support the company's infrastructure investment plans.

“At the foundation of these accomplishments are our core financial commitments - stable investment-grade credit ratings, a secure and growing dividend, and long-term, sustainable earnings growth,” said Skaggs. “These commitments remain unwavering as we execute on our long-term infrastructure investment growth strategy, delivering value to our customers, shareholders and other key stakeholders.”

Positive earnings trajectory continues with 2013 guidance of $1.50 to $1.60 per share (non-GAAP)

Based on the continued success of NiSource's balanced business strategy, together with a deep inventory of investment opportunities across each of its business units, NiSource expects to deliver 2013 net operating earnings (non-GAAP) within a range of $1.50 to $1.60 per share.

“With this deep inventory of identified infrastructure investment opportunities and a mature capital investment discipline, NiSource is on a solid trajectory to grow earnings and increase shareholder value for the foreseeable future,” Skaggs concluded. “As our established track record of performance shows, our teams have demonstrated the ability to execute our enhanced $1.8 billion capital investment program and deliver on our commitments.”

There will likely be differences between net operating earnings and GAAP earnings, but, due to the unpredictability of weather and other factors, NiSource is continuing its practice of not providing GAAP earnings guidance.

Solid progress across NiSource's pipeline businesses - growth, modernization, midstream and minerals initiatives

NiSource Gas Transmission & Storage (NGT&S) made significant progress during 2012 on its strategies to modernize its core interstate natural gas pipeline system, execute on market- and supply-driven growth projects, and pursue midstream infrastructure and minerals leasing opportunities linked to its strong asset position in the Utica and Marcellus Shale production regions.

•
On January 24, 2013, Columbia received approval from the Federal Energy Regulatory Commission (FERC) of a customer settlement that facilitates a comprehensive, balanced and transparent pipeline infrastructure modernization plan. Widely supported by Columbia's customers, the settlement covers the initial five years of the company's investment plan and contains provisions for potential extension thereafter. Among other components, the settlement identifies individual infrastructure projects and establishes a timely recovery mechanism for the costs associated with the projects. Under the settlement, Columbia will invest approximately $1.5 billion through 2017 on system modernization, in addition to approximately $100 million in annual ongoing maintenance investment.

•
During 2012, NGT&S placed a number of strategic growth projects into service. These and other projects helped contribute more than $20 million in additional demand revenues in 2012. On the midstream and minerals front, NGT&S expects to place its Big Pine Gathering System into service by April 2013. Involving an investment of approximately $160 million and anchored by a long-term gathering agreement with XTO Energy Inc., the project will transport up to 425 million cubic feet per day of Marcellus Shale production. In addition, Pennant Midstream LLC, a joint venture with Hilcorp, continues to make progress with its pipeline and processing facilities and remains on schedule for completion of the project by the end of 2013. It is anticipated that NiSource's share will be approximately $150 million of the total investment in the project's first phase.

•
In a separate agreement with Hilcorp, test wells were drilled in 2012 to support the development of the hydrocarbon potential on more than 100,000 combined acres in the Utica/Point Pleasant Shale formation. Delineation and test wells will continue in 2013 with a full development program to be developed over the course of the year. NiSource will invest alongside Hilcorp in the development of the acreage, owning both a working and overriding royalty interest. All of the Hillcorp/NiSource acreage is dedicated to the Pennant Midstream project.

•	In late December 2012, Columbia Gulf Transmission (Columbia Gulf) initiated a non-

binding open season for its proposed Cameron Access Project in south Louisiana. With access to various supply basins, the project would improve reliability for shippers by transporting natural gas supplies directly into the Cameron Liquefied Natural Gas (LNG) Terminal. With a projected in-service date of mid-2017, initial capacity and investment will be determined based on the results of the open season.

•
Columbia and Columbia Gulf are moving forward with plans to upgrade and modify facilities to support the West Side Expansion project. This approximately $200 million project will reverse the flow of gas on part of the system to transport approximately 500,000 dekatherms per day of Marcellus production to Gulf Coast markets. Service is scheduled to begin in late 2014. Columbia also is moving ahead with the East Side Expansion project, an approximately $210 million project providing 300,000 dekatherms per day of transportation capacity for Marcellus supplies to northeastern and Mid-Atlantic markets. This project is expected to be placed in service during the third quarter of 2015.

•	NGT&S' capital investment program reached approximately $480 million in 2012. For 2013, its investment level is expected to approach $700 million.

“In 2012, the NGT&S team maintained a sharp focus on core growth and modernization projects,” Skaggs said. “The team also continued to pursue a number of complementary minerals arrangements and accretive midstream projects. This measured approach is designed to meet the evolving needs of the marketplace, while actively investing in the reliability, integrity and modernization of our infrastructure.”

NIPSCO progress supports continued long-term investment and growth

NIPSCO celebrated its 100-year anniversary in 2012 by delivering strong operational and financial performance and by outlining several near- and long-term growth and modernization investments.

•
The company's electric margins for the year remained strong following implementation of a number of regulatory initiatives. NIPSCO also introduced a variety of new customer programs, including an air-conditioning cycling program, a proposed green power rate program, and a program offering customer incentives for those who drive electric vehicles.

•
NIPSCO remains on track with significant environmental investments at its electric generation facilities. The company's more than $500 million flue gas desulfurization (FGD) project at its Schahfer generating station remains on schedule and on budget. The Schahfer FGD units will be placed into service in the fourth quarter of this year and in 2014. At the company's Michigan City generating station, pre-construction engineering and design work has begun for the approximately $250 million investment in FGD equipment. Construction is anticipated to begin during the first quarter of 2013.

•
Over the next decade, NIPSCO expects to invest up to $500 million on two approved electric transmission projects in northern Indiana. Supporting economic development, new jobs and strengthening of the Midwest's electrical infrastructure, the projects are in process and will see additional planning and outreach activities in 2013.

•
NIPSCO's capital investment program in 2013 is expected to reach more than $430 million, primarily focused on environmental investments at its generating stations and maintenance of its existing electric infrastructure.

“While we continue to deliver on our core customer, reliability and environmental initiatives in 2013, the NIPSCO team also will continue the development of a long-term modernization program for its electric transmission and distribution infrastructure” said Skaggs.

Modernization investments, synced with regulatory and customer initiatives, drive continued growth at NiSource Gas Distribution

Combining long-term infrastructure modernization programs with complementary customer programs and regulatory initiatives continues to be the strength and focus at NGD.

•

•
On February 8, 2013, Columbia Gas of Pennsylvania reached a unanimous settlement in principle with the parties in its base rate case, which resolves all issues in the case. The parties will submit a joint petition for approval to the Pennsylvania Public Utility Commission on or before March 18, 2013. Originally filed on September 28, 2012, the case is tailored after Pennsylvania's recently enacted Act 11, which reflects a fully projected future test year under which the company proposes to recover its infrastructure investments through June 2014. Rates are anticipated to be placed into service in July of this year.

•
Infrastructure modernization projects across much of the NGD territory, coupled with customer programs and regulatory activity, continue to generate value for stakeholders and sustainable earnings growth. NiSource invested nearly $400 million in these infrastructure programs in 2012, part of a more than $10 billion long-term modernization program.

•	Total capital investment at NGD reached nearly $650 million in 2012. A similar level of investment is targeted for 2013, primarily focused on modernization and growth initiatives.

“In 2013 NGD's formula will remain the same - sustained earnings growth through long-term investments in infrastructure modernization supported by regulatory initiatives integrated with customer programs designed to reduce energy consumption and lower overall bills,” Skaggs said.

Full-Year 2012 Operating Earnings - Segment Results (non-GAAP)
NiSource's consolidated operating earnings (non-GAAP) for the year ended December 31, 2012, were $1,071.4 million, compared to $946.3 million for the same period in 2011. Refer to Schedule 2 for the items included in 2012 and 2011 GAAP operating income but excluded from operating earnings.

Operating earnings for NiSource's business segments for the twelve months ended December 31, 2012, are discussed below.

Gas Transmission and Storage Operations reported operating earnings of $397.8 million for the twelve months ended December 31, 2012, compared with operating earnings of $360.1 million for the prior year period. Net revenues, excluding the impact of trackers, decreased $53.8 million primarily as a result of the customer settlement at Columbia. This decrease was partially offset by an increase in demand margin revenue as a result of growth projects and the impact of new Columbia Gulf rates.

Operating expenses, excluding the impact of trackers, decreased $73.9 million primarily due a decrease in employee and administration costs, primarily pension, lower depreciation and amortization as a result of the Columbia customer settlement, and decreased environmental costs. These decreases were partially offset by increased outside service costs.

Equity earnings increased by $17.6 million primarily from increased earnings at Millennium Pipeline driven by increased demand and commodity revenues.

Electric Operations reported operating earnings of $237.6 million for the twelve months ended December 31, 2012, compared with operating earnings of $201.9 million for the prior year period. Net revenues, excluding the impact of trackers, increased by $125.1 million primarily due to increased industrial, commercial and residential margins mainly as a result of the implementation of the electric rate case. Additionally, there were lower revenue credits in the current period as the implementation of the electric rate case discontinued these credits. Net revenues also increased as a result of the implementation of a Regional Transmission Organization recovery mechanism, the recognition of emission allowances that were deferred in previous periods, and recovered margins related to lost consumption due to NIPSCO's participation in energy savings programs. These increases were partially offset by a decrease in environmental cost recovery due to the plant investment eligible for recovery being reset to zero as a result of the electric rate case.

Operating expenses, excluding the impact of trackers, increased by $89.4 million due primarily to increased depreciation costs primarily due to previously deferred depreciation associated with the Sugar Creek facility being recognized as a result of the electric rate case. Additionally, there was an increase in employee and administration costs, primarily due to increased pension costs and increased employee headcount, and higher Midwest Independent Transmission System Operator (MISO) fees as these costs were previously deferred and the electric rate case resulted in the expiration of those deferrals. Operating expenses also increased due to increased electric generation costs and higher property taxes. These increases were partially offset by a decrease in rate case filing expenses related to the electric rate case.

Gas Distribution Operations reported operating earnings of $441.2 million for the twelve months ended December 31, 2012, compared with operating earnings of $424.9 million for the prior year period. Net revenues, excluding the impact of trackers, increased by $36.9 million primarily attributable to increases in regulatory and service programs, including the impact of the implementation of new rates under Columbia Gas of Ohio's approved infrastructure replacement program and the impact of the 2011 rate case at Columbia Gas of Pennsylvania.

Operating expenses, excluding the impact of trackers, were $20.6 million higher than the comparable period in the prior year primarily due to an increase in depreciation costs as a result of higher capital expenditures, increased outside service costs, and increased materials and supplies costs partially offset by decreased employee and administration costs, primarily pension, and a decrease in uncollectibles.

Corporate and Other Operations reported an operating earnings loss of $5.2 million for the twelve months ended December 31, 2012, compared to an operating earnings loss of $40.6 million for the comparable prior period. The reduced loss is primarily attributable to a 2011 reserve on certain assets related to the wind down of the unregulated natural gas marketing business and unrealized gains on increases in cash surrender value of corporate owned life insurance investments.

Other Items
Interest expense increased by $41.5 million due to the issuance of long-term debt in June 2011, April 2012 and June 2012, and the expiration of deferred interest costs related to Sugar Creek as a result of the electric rate case. These increases were partially offset by the repurchase of long-term debt in December 2011, lower short-term borrowings and rates and increased allowance for funds used during construction (AFUDC) balances.

Other-net income of $2.4 million was recorded in 2012 compared to a loss of $7.4 million in 2011. The increase in other-net income is primarily attributable to AFUDC earnings at NIPSCO.

The effective tax rate of net operating earnings was 34.8 percent compared to 34.4 percent for the same period last year.

Fourth Quarter 2012 Operating Earnings - Segment Results (non-GAAP)
NiSource's consolidated operating earnings (non-GAAP) for the quarter ended December 31, 2012, were $312.9 million, compared to $249.3 million in the fourth quarter of 2011. Refer to Schedule 2 for the items included in 2012 and 2011 GAAP operating income but excluded from operating earnings.

Operating earnings for NiSource's business segments for the quarter ended December 31, 2012, are discussed below.

Gas Transmission and Storage Operations reported operating earnings for the current quarter of $128.8 million compared to $89.0 million in the fourth quarter of 2011. Net revenues, excluding the impact of trackers, decreased by $6.0 million, primarily attributable to the Columbia customer settlement and decreased Midstream revenues. These decreases were partially offset by higher mineral rights royalty revenue, increased demand margin revenue as a result of growth projects and higher revenues from shorter term transportation services.

Operating expenses, excluding the impact of trackers, decreased $43.6 million primarily due to a decrease in employee and administration costs, primarily pension, and lower depreciation and amortization as a result of the Columbia customer settlement.

Equity earnings increased $2.2 million primarily from increased earnings at Millennium Pipeline due to increased demand and commodity revenues.

Electric Operations reported operating earnings for the current quarter of $51.6 million compared to $42.9 million in the fourth quarter of 2011. Net revenues, excluding the impact of trackers, increased by $38.8 million primarily due to increased industrial and commercial margins mainly as a result of the implementation of the electric rate case. Net revenues also increased due to lower revenue credits in the current period as the electric rate case discontinued these credits. Additionally, net revenues increased related to the recognition of emission allowances that were deferred in previous periods and recovered margins related to lost consumption due to NIPSCO's participation in energy savings programs. These increases were partially offset by a decrease in environmental cost recovery due to the plant investment eligible for recovery being reset to zero as a result of the electric rate case.

Operating expenses increased by $30.1 million, excluding the impact of trackers, primarily attributable to increased depreciation costs primarily due to previously deferred depreciation associated with the Sugar Creek facility being recognized as a result of the electric rate case. Additionally, there was an increase in electric generation costs, increased employee and administration costs, and MISO fees increased as these costs were previously deferred and the electric rate case resulted in the expiration of those deferrals.

Gas Distribution Operations reported operating earnings for the current quarter of $133.6 million compared to $141.4 million in the fourth quarter of 2011. Net revenues, excluding the impact of trackers, increased by $3.5 million primarily attributable to the implementation of new rates under Columbia Gas of Ohio's approved infrastructure replacement program.

Operating expenses, excluding the impact of trackers, were $11.3 million higher than the comparable 2011 period as a result of an increase in depreciation costs due to an increase in capital expenditures, higher outside service costs, increased environmental costs, and increased materials and supplies costs. These increases were partially offset by decreased employee and administration costs, primarily pension.

Corporate and Other Operations reported an operating earnings loss of $1.1 million for the current quarter compared to a loss of $24.0 million in the fourth quarter of 2011. The reduced loss is primarily attributable to a 2011 reserve on certain assets related to the wind down of the unregulated natural gas marketing business.

Other Items
Interest expense increased by $7.0 million for the current quarter due to the issuance of long-term debt in April 2012 and June 2012, and the expiration of deferred interest costs related to Sugar Creek as a result of the electric rate case. These increases were partially offset by the repurchase of long-term debt in December 2011, lower short-term borrowings and rates and increased AFUDC balances.

Other-net loss of $3.6 million was recorded for the current quarter in 2012 compared to a loss of $12.8 million in 2011. The decrease in other-net loss is primarily attributable to AFUDC earnings at NIPSCO.

The effective tax rate of net operating earnings was 33.8 percent compared to 36.1 percent for the same period last year.

About NiSource
NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of NiSource and its management. Although NiSource believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that the forward-looking statements in this presentation are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: weather; fluctuations in supply and demand for energy commodities; growth opportunities for NiSource's businesses; increased competition in deregulated energy markets; the success of regulatory and commercial initiatives; dealings with third parties over whom NiSource has no control; actual operating experience of NiSource's assets; the regulatory process; regulatory and legislative changes; the impact of potential new environmental laws or regulations; the results of material litigation; changes in pension funding requirements; changes in general economic, capital and commodity market conditions; and counterparty credit risk and the matters set forth in the "Risk Factors" Section in NiSource's most recent Form 10-K and subsequent reports on Form 10-Q, many of which are risks beyond the control of NiSource. In addition, the relative contributions to profitability by each segment, and the assumptions underlying the forward-looking statements relating thereto, may change over time. NiSource expressly disclaims a duty to update any of the forward-looking statements contained in this release.

NiSource Inc.
Consolidated Net Operating Earnings (Non-GAAP)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

(in millions, except per share amounts)	2012	2011	2012	2011
Net Revenues
Gas Distribution	$582.2	$730.9	$2,006.3	$2,927.6
Gas Transportation and Storage	418.7	361.0	1,462.4	1,354.6
Electric	361.0	329.6	1,497.5	1,420.2
Other	37.8	18.2	103.8	53.9
Gross Revenues	1,399.7	1,439.7	5,070.0	5,756.3
Cost of Sales (excluding depreciation and amortization)	426.5	543.1	1,517.7	2,329.2
Total Net Revenues	973.2	896.6	3,552.3	3,427.1
Operating Expenses
Operation and maintenance	387.4	401.9	1,457.5	1,472.4
Operation and maintenance - trackers	64.6	43.3	205.9	194.3
Depreciation and amortization	140.8	130.4	549.1	521.6
Depreciation and amortization - trackers	3.1	3.4	12.8	14.1
Other taxes	55.5	53.9	220.9	212.4
Other taxes - trackers	16.9	20.2	66.9	80.6
Total Operating Expenses	668.3	653.1	2,513.1	2,495.4
Equity Earnings in Unconsolidated Affiliates	8.0	5.8	32.2	14.6
Operating Earnings	312.9	249.3	1,071.4	946.3
Other Income (Deductions)
Interest expense, net	(103.9)	(96.9)	(418.3)	(376.8)
Other, net	(3.6)	(12.8)	2.4	(7.4)
Total Other Deductions	(107.5)	(109.7)	(415.9)	(384.2)
Operating Earnings From Continuing Operations
Before Income Taxes	205.4	139.6	655.5	562.1
Income Taxes	69.4	50.4	228.3	193.3
Net Operating Earnings from Continuing Operations	136.0	89.2	427.2	368.8
GAAP Adjustment	(4.0)	(73.6)	(16.6)	(74.0)
GAAP Income from Continuing Operations	$132.0	$15.6	$410.6	$294.8
Basic Net Operating Earnings Per Share from Continuing Operations	$0.44	$0.32	$1.46	$1.32
GAAP Basic Earnings Per Share from Continuing Operations	$0.42	$0.05	$1.41	$1.05
Basic Average Common Shares Outstanding	309.9	281.4	291.9	280.4

NiSource Inc.
Segment Operating Earnings (Non-GAAP)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Gas Distribution Operations
(in millions)	2012	2011	2012	2011
Net Revenues
Sales Revenues	$782.7	$867.1	$2,710.1	$3,470.1
Less: Cost of gas sold	356.2	441.7	1,166.9	1,910.1
Net Revenues	426.5	425.4	1,543.2	1,560.0
Operating Expenses
Operation and maintenance	180.1	175.1	681.7	680.1
Operation and maintenance - trackers	24.5	23.6	75.7	115.7
Depreciation and amortization	48.7	42.9	189.9	171.5
Other taxes	22.7	22.2	87.8	87.2
Other taxes - trackers	16.9	20.2	66.9	80.6
Total Operating Expenses	292.9	284.0	1,102.0	1,135.1
Operating Earnings	$133.6	$141.4	$441.2	$424.9
GAAP Adjustment	(5.6)	(48.2)	(47.1)	(46.0)
GAAP Operating Income	$128.0	$93.2	$394.1	$378.9

	Three Months Ended December 31,		Twelve Months Ended December 31,
Gas Transmission and Storage Operations
(in millions)	2012	2011	2012	2011
Net Revenues
Transportation revenues	$214.9	$222.6	$721.8	$776.7
Storage revenues	49.6	48.1	196.7	196.1
Other revenues	32.5	12.6	83.0	32.8
Total Operating Revenues	297.0	283.3	1,001.5	1,005.6
Less: Cost of Sales	0.1	—	1.1	—
Net Operating Revenues	296.9	283.3	1,000.4	1,005.6
Operating Expenses
Operation and maintenance	99.7	137.1	361.8	407.7
Operation and maintenance - trackers	35.9	16.3	114.4	65.8
Depreciation and amortization	25.1	31.9	99.4	130.0
Other taxes	15.4	14.8	59.2	56.6
Total Operating Expenses	176.1	200.1	634.8	660.1
Equity Earnings in Unconsolidated Affiliates	8.0	5.8	32.2	14.6
Operating Earnings	$128.8	$89.0	$397.8	$360.1
GAAP Adjustment	0.7	(0.1)	0.6	(0.1)
GAAP Operating Income	$129.5	$88.9	$398.4	$360.0

NiSource Inc.
Segment Operating Earnings (Non-GAAP)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Electric Operations
(in millions)	2012	2011	2012	2011
Net Revenues
Sales revenues	$361.6	$330.6	$1,499.5	$1,422.3
Less: Cost of sales	113.2	121.6	495.9	545.5
Net Revenues	248.4	209.0	1,003.6	876.8
Operating Expenses
Operation and maintenance	114.7	95.6	439.2	390.9
Operation and maintenance - trackers	4.2	3.3	15.8	12.8
Depreciation and amortization	60.4	49.9	236.8	200.6
Depreciation and amortization - trackers	3.1	3.4	12.8	14.1
Other taxes	14.4	13.9	61.4	56.5
Total Operating Expenses	196.8	166.1	766.0	674.9
Operating Earnings	$51.6	$42.9	$237.6	$201.9
GAAP Adjustment	(1.0)	(3.2)	13.2	6.5
GAAP Operating Income	$50.6	$39.7	$250.8	$208.4

	Three Months Ended December 31,		Twelve Months Ended December 31,
Corporate and Other Operations
(in millions)	2012	2011	2012	2011
Operating Loss	$(1.1)	$(24.0)	$(5.2)	$(40.6)
GAAP Adjustment	(0.5)	(15.6)	4.6	(16.6)
GAAP Operating Loss	$(1.6)	$(39.6)	$(0.6)	$(57.2)

NiSource Inc.
Segment Volumes and Statistical Data

	Three Months Ended December 31,		Twelve Months Ended December 31,

Gas Distribution Operations	2012	2011	2012	2011
Sales and Transportation (MMDth)
Residential	79.9	72.6	226.5	254.5
Commercial	50.1	46.7	156.2	168.6
Industrial	113.6	109.5	478.2	431.8
Off System	14.8	10.2	61.5	62.4
Other	0.1	0.1	0.3	0.3
Total	258.5	239.1	922.7	917.6
Weather Adjustment	6.5	18.1	58.8	12.7
Sales and Transportation Volumes - Excluding Weather	265.0	257.2	981.5	930.3

Heating Degree Days	1,940	1,742	4,799	5,434
Normal Heating Degree Days	2,037	2,037	5,664	5,633
% Warmer than Normal	5%	14%	15%	4%

Customers
Residential			3,058,839	3,039,579
Commercial			280,842	280,521
Industrial			7,552	7,861
Other			22	19
Total			3,347,255	3,327,980

	Three Months Ended December 31,		Twelve Months Ended December 31,

Gas Transmission and Storage Operations	2012	2011	2012	2011
Throughput (MMDth)
Columbia Transmission	328.8	301.4	1,107.7	1,117.5
Columbia Gulf	213.2	270.6	894.3	1,048.0
Crossroads Gas Pipeline	4.1	4.0	15.7	18.7
Intrasegment eliminations	(108.0)	(124.0)	(422.6)	(548.5)
Total	438.1	452.0	1,595.1	1,635.7

NiSource Inc.
Segment Volumes and Statistical Data

	Three Months Ended December 31,		Twelve Months Ended December 31,

Electric Operations	2012	2011	2012	2011
Sales (Gigawatt Hours)
Residential	763.2	765.6	3,524.3	3,526.5
Commercial	907.8	931.3	3,863.1	3,886.5
Industrial	2,286.1	2,247.5	9,251.0	9,257.6
Wholesale	17.8	144.4	250.8	651.6
Other	34.0	44.2	119.1	165.5
Total	4,008.9	4,133.0	17,008.3	17,487.7
Weather Adjustment	14.8	31.1	(145.9)	(101.1)
Sales Volumes - Excluding Weather impacts	4,023.7	4,164.1	16,862.4	17,386.6

Cooling Degree Days			1,054	907
Normal Cooling Degree Days			814	808
% Warmer than Normal			29%	12%

Electric Customers
Residential			401,177	400,567
Commercial			53,969	54,029
Industrial			2,445	2,405
Wholesale			725	737
Other			6	17
Total			458,322	457,755

NiSource Inc.
Schedule 1 – Reconciliation of Net Operating Earnings to GAAP

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2012	2011	2012	2011
Net Operating Earnings from Continuing Operations (Non-GAAP)	$136.0	$89.2	$427.2	$368.8
Items excluded from operating earnings
Net Revenues:
Weather - compared to normal	(6.1)	(14.4)	(36.4)	(2.1)
Revenue adjustment	—	(0.6)	—	(0.6)
Unregulated natural gas marketing business	(0.7)	0.5	3.7	4.5
Operating Expenses:
NOV accrual reversal	—	—	3.1	—
Environmental MGP remediation review	—	(35.5)	—	(35.5)
Unregulated natural gas marketing business	0.5	(1.2)	(3.1)	(5.6)
(Gain)/Loss on sale of assets and asset impairments	(0.1)	(15.9)	4.0	(16.9)
Total items excluded from operating earnings	(6.4)	(67.1)	(28.7)	(56.2)
Other Deductions:
Loss on early extinguishment of debt	—	(53.9)	—	(53.9)
Investment impairment	—	—	(0.7)	—
Tax effect of above items	2.4	47.4	12.8	42.9
Other income tax adjustments - Indiana House Bill 1004	—	—	—	(6.8)
Total items excluded from net operating earnings	(4.0)	(73.6)	(16.6)	(74.0)
Reported Income from Continuing Operations - GAAP	$132.0	$15.6	$410.6	$294.8
Basic Average Common Shares Outstanding	309.9	281.4	291.9	280.4
Basic Net Operating Earnings Per Share from Continuing Operations	$0.44	$0.32	$1.46	$1.32
Items excluded from net operating earnings (after-tax)	(0.02)	(0.27)	(0.05)	(0.27)
GAAP Basic Earnings Per Share from Continuing Operations	$0.42	$0.05	$1.41	$1.05

NiSource Inc.
Schedule 2 – Adjustments by Segment from Operating Earnings to GAAP
For Quarter ended December 31,

2012 (in millions)	Gas Distribution	Gas Transmission and Storage	Electric	Corporate & Other	Total
Operating Earnings (Loss)	$133.6	$128.8	$51.6	$(1.1)	$312.9
Net Revenues:
Weather (compared to normal)	(5.1)	—	(1.0)	—	(6.1)
Unregulated natural gas marketing business	—	—	—	(0.7)	(0.7)
Total Impact - Net Revenues	(5.1)	—	(1.0)	(0.7)	(6.8)
Operating Expenses:
Unregulated natural gas marketing business	—	—	—	0.5	0.5
(Gain)/Loss on sale of assets and asset impairments	(0.5)	0.7	—	(0.3)	(0.1)
Total Impact - Operating Expenses	(0.5)	0.7	—	0.2	0.4
Total Impact - Operating (Loss) Income	$(5.6)	$0.7	$(1.0)	$(0.5)	$(6.4)
Operating Income (Loss) - GAAP	$128.0	$129.5	$50.6	$(1.6)	$306.5

2011 (in millions)	Gas Distribution	Gas Transmission and Storage	Electric	Corporate & Other	Total
Operating Earnings (Loss)	$141.4	$89.0	$42.9	$(24.0)	$249.3
Net Revenues:
Weather (compared to normal)	(12.1)	—	(2.3)	—	(14.4)
Revenue adjustment	—	—	(0.6)	—	$(0.6)
Unregulated natural gas marketing business	—	—	—	0.5	0.5
Total Impact - Net Revenues	(12.1)	—	(2.9)	0.5	(14.5)
Operating Expenses:
Environmental MGP remediation review	(35.5)	—	—	—	(35.5)
Unregulated natural gas marketing business	—	—	—	(1.2)	(1.2)
Gain on sale of assets and asset impairments	(0.6)	(0.1)	(0.3)	(14.9)	(15.9)
Total Impact - Operating Expenses	(36.1)	(0.1)	(0.3)	(16.1)	(52.6)
Total Impact - Operating Loss	$(48.2)	$(0.1)	$(3.2)	$(15.6)	$(67.1)
Operating Income (Loss) - GAAP	$93.2	$88.9	$39.7	$(39.6)	$182.2

NiSource Inc.
Schedule 2 – Adjustments by Segment from Operating Earnings to GAAP
For Twelve Months ended December 31,

2012 (in millions)	Gas Distribution	Gas Transmission and Storage	Electric	Corporate & Other	Total
Operating Earnings (Loss)	$441.2	$397.8	$237.6	$(5.2)	$1,071.4
Net Revenues:
Weather (compared to normal)	(46.6)	—	10.2	—	(36.4)
Unregulated natural gas marketing business	—	—	—	3.7	3.7
Total Impact - Net Revenues	(46.6)	—	10.2	3.7	(32.7)
Operating Expenses:
NOV accrual reserve	—	—	3.1	—	3.1
Unregulated natural gas marketing business	—	—	—	(3.1)	(3.1)
(Gain)/Loss on sale of assets and asset impairments	(0.5)	0.6	(0.1)	4.0	4.0
Total Impact - Operating Expenses	(0.5)	0.6	3.0	0.9	4.0
Total Impact - Operating (Loss )Income	$(47.1)	$0.6	$13.2	$4.6	$(28.7)
Operating Income (Loss) - GAAP	$394.1	$398.4	$250.8	$(0.6)	$1,042.7

2011 (in millions)	Gas Distribution	Gas Transmission and Storage	Electric	Corporate & Other	Total
Operating Earnings (Loss)	$424.9	$360.1	$201.9	$(40.6)	$946.3
Net Revenues:
Weather (compared to normal)	(9.7)	—	7.6	—	(2.1)
Revenue adjustment	—	—	(0.6)	—	(0.6)
Unregulated natural gas marketing business	—	—	—	4.5	4.5
Total Impact - Net Revenues	(9.7)	—	7.0	4.5	1.8
Operating Expenses
Environmental MGP remediation review	(35.5)	—	—	—	(35.5)
Unregulated natural gas marketing business	—	—	—	(5.6)	(5.6)
Gain on sale of assets	(0.8)	(0.1)	(0.5)	(15.5)	(16.9)
Total Impact - Operating Expenses	(36.3)	(0.1)	(0.5)	(21.1)	(58.0)
Total Impact - Operating (Loss) Income	$(46.0)	$(0.1)	$6.5	$(16.6)	$(56.2)
Operating Income (Loss) - GAAP	$378.9	$360.0	$208.4	$(57.2)	$890.1

NiSource Inc.
Consolidated Income Statements (GAAP)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions, except per share amounts)	2012	2011	2012	2011
Net Revenues
Gas Distribution	$577.2	$718.8	$1,959.8	$2,917.9
Gas Transportation and Storage	418.7	361.0	1,462.4	1,354.6
Electric	360.0	327.3	1,507.7	1,427.7
Other	54.4	72.0	131.3	274.5
Gross Revenues	1,410.3	1,479.1	5,061.2	5,974.7
Cost of Sales (excluding depreciation and amortization)	443.8	597.0	1,541.5	2,545.8
Total Net Revenues	966.5	882.1	3,519.7	3,428.9
Operating Expenses
Operation and maintenance	451.5	481.6	1,662.8	1,706.4
Depreciation and amortization	143.9	133.8	561.9	535.7
Impairment and (gain)/loss on sale of assets, net	—	15.7	(3.8)	16.8
Other taxes	72.6	74.6	288.3	294.5
Total Operating Expenses	668.0	705.7	2,509.2	2,553.4
Equity Earnings in Unconsolidated Affiliates	8.0	5.8	32.2	14.6
Operating Income	306.5	182.2	1,042.7	890.1
Other Income (Deductions)
Interest expense, net	(103.9)	(96.9)	(418.3)	(376.8)
Other, net	(3.6)	(12.8)	1.7	(7.4)
Loss on early extinguishment of long-term debt	—	(53.9)	—	(53.9)
Total Other Deductions	(107.5)	(163.6)	(416.6)	(438.1)
Income from Continuing Operations before Income Taxes	199.0	18.6	626.1	452.0
Income Taxes	67.0	3.1	215.5	157.2
Income from Continuing Operations	132.0	15.5	410.6	294.8
Income (Loss) from Discontinued Operations - net of taxes	2.0	(0.9)	5.5	4.3
Net Income	$134.0	$14.6	$416.1	$299.1
Basic Earnings Per Share
Continuing operations	$0.42	$0.05	$1.41	$1.05
Discontinued operations	0.01	—	0.02	0.01
Basic Earnings Per Share	$0.43	$0.05	$1.43	$1.06
Diluted Earnings Per Share
Continuing operations	$0.42	$0.04	$1.37	$1.02
Discontinued operations	0.01	—	0.02	0.01
Diluted Earnings Per Share	$0.43	$0.04	$1.39	$1.03
Dividends Declared Per Common Share	$0.24	$0.23	$0.94	$0.92
Basic Average Common Shares Outstanding	309.9	281.4	291.9	280.4
Diluted Average Common Shares	311.3	291.1	300.4	288.5

NiSource Inc.
Consolidated Balance Sheets (GAAP)
(unaudited)

(in millions)	December 31, 2012	December 31, 2011
ASSETS
Property, Plant and Equipment
Utility Plant	$21,642.3	$20,299.7
Accumulated depreciation and amortization	(8,986.4)	(8,651.9)
Net utility plant	12,655.9	11,647.8
Other property, at cost, less accumulated depreciation	260.0	131.4
Net Property, Plant and Equipment	12,915.9	11,779.2
Investments and Other Assets
Assets of discontinued operations and assets held for sale	—	0.2
Unconsolidated affiliates	243.3	204.7
Other investments	194.4	150.9
Total Investments and Other Assets	437.7	355.8
Current Assets
Cash and cash equivalents	36.3	11.5
Restricted cash	46.8	160.6
Accounts receivable (less reserve of $24.0 and $30.5, respectively)	907.3	850.6
Income tax receivable	130.9	0.9
Gas inventory	326.6	427.6
Underrecovered gas and fuel costs	45.0	20.7
Materials and supplies, at average cost	97.4	86.6
Electric production fuel, at average cost	71.7	50.9
Price risk management assets	92.2	137.2
Exchange gas receivable	51.5	64.9
Assets of discontinued operations and assets held for sale	26.7	26.1
Regulatory assets	162.8	169.7
Prepayments and other	357.2	261.8
Total Current Assets	2,352.4	2,269.1
Other Assets
Price risk management assets	56.0	188.7
Regulatory assets	2,024.4	1,978.2
Goodwill	3,677.3	3,677.3
Intangible assets	286.6	297.6
Postretirement and postemployment benefits assets	—	31.5
Deferred charges and other	94.4	130.9
Total Other Assets	6,138.7	6,304.2
Total Assets	$21,844.7	$20,708.3

NiSource Inc.
Consolidated Balance Sheets (GAAP) (continued)
(unaudited)

(in millions, except share amounts)	December 31, 2012	December 31, 2011
CAPITALIZATION AND LIABILITIES
Capitalization
Common Stockholders’ Equity
Common stock - $0.01 par value, 400,000,000 shares authorized; 310,280,867 and 281,853,571 shares issued and outstanding, respectively	$3.1	$2.8
Additional paid-in capital	4,597.6	4,167.7
Retained earnings	1,059.6	917.0
Accumulated other comprehensive loss	(65.5)	(59.7)
Treasury stock	(40.5)	(30.5)
Total Common Stockholders’ Equity	5,554.3	4,997.3
Long-term debt, excluding amounts due within one year	6,819.1	6,267.1
Total Capitalization	12,373.4	11,264.4
Current Liabilities
Current portion of long-term debt	507.2	327.3
Short-term borrowings	776.9	1,359.4
Accounts payable	538.9	434.8
Customer deposits and credits	269.6	313.6
Taxes accrued	235.5	220.9
Interest accrued	133.7	111.9
Overrecovered gas and fuel costs	22.1	48.9
Price risk management liabilities	95.2	167.8
Exchange gas payable	146.2	168.2
Deferred revenue	42.8	9.7
Regulatory liabilities	171.6	112.0
Accrued liability for postretirement and postemployment benefits	6.1	26.6
Liabilities of discontinued operations and liabilities held for sale	3.9	0.4
Legal and environmental reserves	42.2	43.9
Other accruals	309.7	301.0
Total Current Liabilities	3,301.6	3,646.4
Other Liabilities and Deferred Credits
Price risk management liabilities	20.3	138.9
Deferred income taxes	2,953.3	2,541.9
Deferred investment tax credits	24.8	29.0
Deferred credits	84.1	78.9
Accrued liability for postretirement and postemployment benefits	1,107.3	953.8
Regulatory liabilities and other removal costs	1,593.3	1,663.9
Asset retirement obligations	160.4	146.4
Other noncurrent liabilities	226.2	244.7
Total Other Liabilities and Deferred Credits	6,169.7	5,797.5
Commitments and Contingencies	—	—
Total Capitalization and Liabilities	$21,844.7	$20,708.3

NiSource Inc.
Statements of Consolidated Cash Flows (GAAP)
(unaudited)

Year Ended December 31, (in millions)	2012	2011
Operating Activities
Net Income	$416.1	$299.1
Adjustments to Reconcile Net Income to Net Cash from Continuing Operations:
Loss on early extinguishment of debt	—	53.9
Depreciation and amortization	561.9	535.7
Net changes in price risk management assets and liabilities	(18.5)	38.1
Deferred income taxes and investment tax credits	304.6	178.4
Deferred revenue	(8.3)	2.2
Stock compensation expense and 401(k) profit sharing contribution	45.0	39.2
(Gain) Loss on sale of assets	(4.1)	0.1
Loss on impairment of assets	0.3	16.7
Income from unconsolidated affiliates	(30.9)	(13.7)
Gain on disposition of discontinued operations - net of taxes	—	—
Income from discontinued operations - net of taxes	(5.5)	(4.3)
Amortization of discount/premium on debt	9.7	8.9
AFUDC equity	(10.6)	(2.4)
Distribution Received from Equity Earnings	34.9	18.8
Changes in Assets and Liabilities:
Accounts receivable	(51.3)	219.6
Income tax receivable	(130.0)	98.1
Inventories	62.4	(141.7)
Accounts payable	57.3	(154.8)
Customer deposits and credits	(44.0)	(4.5)
Taxes accrued	9.9	2.3
Interest accrued	21.8	(2.5)
(Under) Over recovered gas and fuel costs	(51.1)	127.5
Exchange gas receivable/payable	(8.6)	(100.1)
Other accruals	(26.2)	33.2
Prepayments and other current assets	(4.5)	(10.2)
Regulatory assets/liabilities	(51.7)	(322.9)
Postretirement and postemployment benefits	123.0	(92.7)
Deferred credits	4.9	(2.3)
Deferred charges and other noncurrent assets	71.9	6.9
Other noncurrent liabilities	(14.1)	82.0
Net Operating Activities from Continuing Operations	1,264.3	908.6
Net Operating Activities provided by (used for) Discontinued Operations	11.2	(38.4)
Net Cash Flows from Operating Activities	1,275.5	870.2
Investing Activities
Capital expenditures	(1,498.8)	(1,122.7)
Insurance recoveries	6.5	—
Proceeds from disposition of assets	25.6	9.4
Restricted cash deposits (withdrawals)	114.2	42.3
Contributions to equity investees	(20.4)	(6.4)
Distributions from equity investees	—	—
Other investing activities	(49.0)	(69.4)
Net Investing Activities used for Continuing Operations	(1,421.9)	(1,146.8)
Net Investing Activities used for Discontinued Operations	(3.3)	(2.5)
Net Cash Flows used for Investing Activities	(1,425.2)	(1,149.3)
Financing Activities
Issuance of long-term debt	991.4	890.0
Retirement of long-term debt	(331.6)	(286.9)
Premium and other debt related costs	(3.4)	(62.1)
Change in short-term debt, net	(582.2)	(23.1)
Issuance of common stock	383.5	24.4
Acquisition of treasury stock	(10.0)	(3.1)
Dividends paid - common stock	(273.2)	(257.8)
Net Cash Flows from Financing Activities	174.5	281.4
Change in cash and cash equivalents from continuing operations	16.9	43.2
Change in cash and cash equivalents from discontinued operations	7.9	(40.9)
Cash and cash equivalents at beginning of period	11.5	9.2
Cash and Cash Equivalents at End of Period	$36.3	$11.5